Exhibit 99.3
Phoenix Technologies Completes Divestitures of Non-Core Assets for Total Gross Proceeds of
$20.3 Million
Company Completes Sale of eSupport
$5M in Quarterly Savings Expected from Divestitures
Company Reiterates Financial Guidance for Second Half of Fiscal 2010
MILPITAS, Calif. — June 17, 2010 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems software (CSS), today announced the sale of its eSupport business assets to eSupport.com, Inc., a newly-formed private entity, for an upfront cash payment of $1.0 million and $0.6 million in licensing fees to be paid annually over the next three years. Combined with the previously-announced asset sales of FailSafe and HyperSpace, the sale of eSupport marks Phoenix’s third and final non-core asset divestiture. In total Phoenix received $20.3 million in consideration from these transactions: $17.7 million in cash and $2.6 million in escrowed amounts and future licensing fees.
As a result of these transactions, the Company expects to realize approximately $16.6 million in net proceeds and to incur approximately $1.7 million in non-recurring restructuring and asset impairment charges in the third quarter of fiscal 2010. Phoenix also expects to recognize cost savings from the sale of its non-core assets of approximately $5.0 million per quarter, which it plans to use in part to support its CSS growth initiatives. These net savings are expected to be fully realized beginning in the fourth quarter of fiscal 2010.
“In addition to strengthening our balance sheet, we are now a more focused and nimble organization, well positioned to execute on our growth strategy while maintaining a cost structure that better aligns with our revenue stream,” said Tom Lacey, President and CEO of Phoenix. “We have already begun executing on our plan to recapture CSS market share and are exploring new opportunities beyond our core business where we believe we can achieve complementary growth with minimal incremental costs. In particular, we are making development progress with our plug-in product initiatives and plans to address the growing embedded market, as well as exploring the potential monetization of our extensive IP portfolio.”
In January 2010, Phoenix announced its intention to seek strategic alternatives for its non-core assets. In addition to the sale of its eSupport assets announced today, Phoenix sold its FailSafe and Freeze assets in April 2010 to Absolute Software for a cash payment of $6.9 million. In June 2010, the Company sold the assets related to its HyperSpace, HyperCore and Phoenix Flip instant-on products to HP for $12.0 million.
Phoenix expects to achieve its previously-announced guidance for second half fiscal 2010 revenue between $28.0 million to $32.0 million, and non-GAAP operating income of $1.0 million to $3.0 million.

About Phoenix Technologies Ltd.
Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products — SecureCore Tiano™ and Embedded BIOS® — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, SecureCore Tiano, Embedded BIOS, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.
To be added to the Company’s email distribution for future news releases, please send your request to phoenix@tpg-ir.com.
Safe Harbor
The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, our financial performance, including achievement of revenue and operating income targets; our expectations for our new products; product enhancements and growth opportunities. These statements involve risk and uncertainties, including: changes in demand for our products and services in adverse economic conditions; our dependence on key customers; our ability to enhance existing products and develop and market new products and technologies successfully; our ability to achieve and maintain profitability and positive cash flow from operations; our ability to meet our capital requirements in the future; our ability to attract and retain key personnel; product and price competition in our industry and the markets in which we operate; our ability to maintain the average selling price of our core systems software; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; our ability to generate additional capital on terms acceptable to us; timing of payment by our customers; risks associated with any acquisition or disposition strategy that we might employ; costs and results of litigation; failure to protect our intellectual property rights; changes in our relationship with leading software and semiconductor companies; the rate of adoption of new operating system and microprocessor design technology; the volatility of our stock price; risks associated with our international sales and operating internationally, including currency fluctuations, acts of war or terrorism, and changes in laws and regulations relating to our employees in international locations; whether future restructurings become necessary; fluctuations in our operating results and our ability to manage expenses consistent with our revenues; the effects of any software viruses or other breaches of our network security; failure to timely upgrade our information technology system; defects or errors in our products and services; consolidation in the industry in which we operate; risk associated with use of open source software; any material weakness in our internal controls over financial reporting; changes in financial accounting standards and our cost of compliance; business disruptions due to acts of war, power shortages and unexpected natural disasters; trends regarding the use of the x86 microprocessor architecture for personal computers and other digital devices; anti-takeover provisions in our charter documents; changes in our effective tax rates; and the validity of our tax positions. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Contact:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg
Tel. 1-212-481-2050
phoenix@thepiacentegroup.com